EXHIBIT 21 - SUBSIDIARIES OF OUR COMPANY
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Subsidiary	Organized Under Laws of	% Owned by Immediate Parent (1)
American Axle & Manufacturing Holdings, Inc.	Delaware
American Axle & Manufacturing, Inc.	Delaware	100%
Colfor Manufacturing, Inc.	Delaware	100%
MSP Industries Corporation	Michigan	100%
AccuGear, Inc.	Delaware	100%
Oxford Forge, Inc.	Delaware	100%
Auburn Hills Manufacturing, Inc.	Delaware	100%	(2)
Total-Drive, LLC	Michigan	100%
AAM International Holdings, Inc.	Delaware	100%
AAM Comércio e Participações Ltda.	Brazil	99.99%	(3)
AAM do Brasil Ltda.	Brazil	100%
Changshu AAM Automotive Driveline High Technology Manufacturing Co., Ltd.	China	100%
American Axle & Manufacturing Korea, Inc.	Korea	100%
AAM India Manufacturing Corporation Private Limited	India	99.92%	(3)
AAM Poland Sp. z o. o.	Poland	100%
Albion Automotive (Holdings) Limited	Scotland	100%
Albion Automotive Limited	Scotland	100%
AAM Germany GmbH	Germany	100%
American Axle & Manufacturing (Thailand) Co., Ltd.	Thailand	99.99%	(3)
AAM Luxembourg S.á r.l.	Luxembourg	100%
AAM International S.á r.l.	Luxembourg	100%
e-AAM Driveline Systems AB	Sweden	100%
AAM Investment Management (Shanghai) Co., Ltd.	China	100%
AAM Commercial & Trading (Shanghai) Co., Ltd.	China	100%
AAM Mexico Holdings LLC	Delaware	100%
American Axle & Manufacturing de Mexico Holdings S. de R.L. de C.V.	Mexico	99.99%	(3)
American Axle & Manufacturing de Mexico S. de R.L. de C.V.	Mexico	99.99%	(3)
AAM Maquiladora Mexico S. de R.L. de C.V.	Mexico	99.99%	(3)

(1) All subsidiaries set forth herein are reported in our financial statements through consolidations; there are no subsidiaries omitted from this list.

(2) Formerly DieTronik, Inc. Amended articles of incorporation effective January 1, 2016.

(3) Remaining shares owned by the Company or its subsidiaries.